UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2016 (January 24, 2016)

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ		08628
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On January 24, 2016, at the request of the Antares Pharma, Inc. (“Antares”) Board of Directors, Eamonn P. Hobbs resigned as President and Chief Executive Officer of Antares and as a member of the Antares Board of Directors.  Mr. Hobbs’ last day of employment was January 24, 2016 (“Separation Date”).

The Company and Mr. Hobbs are parties to an Employment Agreement, dated June 23, 2014, filed with the Securities and Exchange Commission as Exhibit 10.2 to Antares’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (the “Employment Agreement”), which provides for certain severance payments and benefits subject to the execution and non-revocation by Mr. Hobbs of a written release in a form acceptable to Antares.  If Mr. Hobbs provides the release and continues to comply with the obligations contained in the Employment Agreement, Mr. Hobbs will receive severance payments and benefits in accordance with terms of the Employment Agreement.  Antares will provide such severance payments and benefits upon agreement between Antares and Mr. Hobbs on a separation and release agreement.

The foregoing is a summary description of Mr. Hobbs’ rights under the terms of the Employment Agreement and, by its nature, is incomplete.

(c)  In connection with Mr. Hobbs’ departure, the Board of Directors of Antares appointed Robert F. Apple as President and Chief Executive Officer.  Mr. Apple will serve as the principal executive officer of Antares.  Mr. Apple will cease to serve as Chief Operating Officer in connection with his assumption of the role of President and Chief Executive Officer.

Item 7.01.Regulation FD Disclosure.

On January 26, 2016, Antares issued a press release announcing the appointment of Robert F. Apple President and Chief Executive Officer of Antares.

The full text of such press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 26, 2016, issued by Antares Pharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date:	January 27, 2016	By:	/s/ Peter J. Graham
		Name:	Peter J. Graham
		Title:	Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources and Secretary